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Exhibit 5.32

FOLEY & LARDNER LLP 777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foleylardner.com
WRITER'S DIRECT LINE 414.297.5745 EMAIL mryan@foleylaw.com
CLIENT/MATTER NUMBER 081309-0104

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

  Re:
  $200,000,000 of 7 3/4% Senior Notes due 2012 Exchange Offer

Ladies and Gentlemen:

        We have acted as special local Wisconsin counsel to Alderwoods (Wisconsin), Inc. and Northern Land Company, Inc., each a Wisconsin corporation (collectively, the "Covered Guarantors"), in connection with the registration, fofer and sale by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (each an "Exchange Note", and collectively, the "Exchange Notes"), pursuant to: (i) the Registration Rights Agreement, dated as of August 19, 2004 (the "Registration Rights Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantors (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Purchasers"); and (ii) the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee. The Covered Guarantors will guarantee the Company's obligations under the Exchange Notes.

        In connection with the delivery of this opinion we have examined copies of the following documents:

        1.     the Registration Rights Agreement;

        2.     the Indenture;

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

        3.     the form Notation of Guarantee as evidenced by Exhibit D to the Indenture (as conformed without material changes to effect the Covered Guarantors' guarantee of the Company's obligations under the Exchange Notes, each an "Exchange Guarantee", and collectively the "Exchange Guarantees");

        4.     the 7 3/4 Senior Notes due 2012, issued by the Company on August 19, 2004, pursuant to the Indenture (each an "Initial Note", and collectively, the "Initial Notes");

        5.     the Unanimous Written Consent of Certain Subsidiaries of Alderwoods Group, Inc., adopted as of July 22, 2004;

        6.     the articles of incorporation and bylaws of the Covered Guarantors (the "Organizational Documents"); and

        7.     the status certificates of the State of Wisconsin Department of Financial Institutions, relating to each of the Covered Guarantors, dated April 18, 2005.

        The Indenture, the Registration Rights Agreement, the Initial Notes, the Exchange Guarantees and the Exchange Notes are referred to in this opinion letter as the "Transaction Documents").

        In rendering this opinion we have, with your permission, relied on the Officer's Certificate of Certain Subsidiaries of Alderwoods Group, Inc. (the "Officer's Certificate") as to certain factual matters and assumed, without investigation, verification or inquiry that:

  (a)
  Each of the parties to the Transaction Documents other than the Covered Guarantors is a corporation or association duly organized and validly existing under the laws of its jurisdiction of incorporation or organization;

  (b)
  Each of the parties to the Transaction Documents other than the Covered Guarantors has the necessary right, power and authority to execute and deliver, and perform its obligations under, the Transaction Documents;

  (c)
  The transactions contemplated by the Transaction Documents have been duly authorized by all parties thereto other than the Covered Guarantors;

  (d)
  The Transaction Documents constitute the legal, valid and binding obligations of all parties thereto other than the Covered Guarantors;

  (e)
  The Transaction Documents have been duly executed, delivered, and accepted by all parties thereto other than the Covered Guarantors;

  (f)
  There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Transaction Documents, or that would have an effect on the opinions expressed herein; there are no judgments, decrees or orders that impair or limit the ability of the Covered Guarantors to enter into, execute and deliver, and perform, observe and be bound by the Transaction Documents and the transactions contemplated therein; all material terms and conditions of the relevant transactions are correctly and completely reflected in the Transaction Documents; and there has been no waiver of any of the provisions of the Transaction Documents by conduct of the parties or otherwise;

  (g)
  All natural persons who are signatories to the Transaction Documents or any other documents reviewed by us were legally competent at the time of execution; all signatures on behalf of parties other than the Covered Guarantors on the Transaction Documents and any other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion;

  (h)
  The Company has received adequate consideration with respect to the execution and delivery of the Transaction Documents;

  (i)
  Each of the Covered Guarantors has received adequate consideration with respect to the execution and delivery of the Transaction Documents; and

  (j)
  The Exchange Notes contain terms identical to those of the Initial Notes in all material respects except for references to certain interest rate provisions, restrictions on transfer and restrictive legends.

        Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

        1.     Each of the Covered Guarantors is a corporation validly existing under the laws of the State of Wisconsin and, and based solely on certificates of the Wisconsin Department of Financial Institutions dated as of the date of this letter, each has filed its most recent required annual report, and neither has filed articles of dissolution with the Wisconsin Department of Financial Institutions.

        2.     As of the date of the Indenture, each of the Covered Guarantors had the full corporate power and authority to enter into and perform its obligations under the Indenture; and as of the date of this opinion letter, each of the Covered Guarantors has the full corporate power and authority to enter into and perform its obligations under the Indenture.

        3.     The execution, delivery and performance of the Indenture by each Covered Guarantor: (i) has been authorized by all necessary corporate action by such Covered Guarantor; and (ii) does not contravene any provision of the Organizational Documents of such Covered Guarantor.

        4.     When the Registration Statement (as defined in the last paragraph of this opinion letter) has become effective under the Securities Act of 1933, as amended, and the Exchange Guarantees of the Covered Guarantors are executed and delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        The foregoing opinions are subject to the following additional assumptions and qualifications:

        A.    Our opinion is limited by applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors' or secured creditors' rights and remedies generally;

        B.    Other than as set forth above, we have not examined the records of the Purchaser, the Company, the Covered Guarantors or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

        C.    We express no opinion as to the enforceability of any of the Transaction Documents or the effect of the unenforceability of any of the Transaction Documents on the opinions set forth in this letter.

        D.    We have not reviewed for purposes of our opinions, and nothing herein shall be construed as an opinion by us as to compliance with, any laws, ordinances, rules or regulations applicable to: (i) environmental or zoning issues; (ii) federal, state and local taxation; (iii) "blue sky" or securities regulation; and (iv) labor, ERISA and other employee benefit issues.

        The opinions expressed in this letter are limited to the federal laws of the United States and the laws of the State of Wisconsin in effect on the date of this letter as they presently apply and we express no opinion as to the laws of any other jurisdiction. We note that certain of the Transaction Documents contain provisions to the effect that the laws of jurisdictions other than Wisconsin are intended to be governing. For the purposes of our opinions herein, we have assumed, without any independent investigation, that the laws of all jurisdictions that may govern the Transaction Documents are identical in all relevant respects to the laws of the State of Wisconsin. These opinions are given as of the date of this letter, they are intended to apply only to those facts and circumstances that exist as of the date of this letter, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may come to our attention in the future or any future changes in laws, or to inform the addressees of any change in circumstances occurring after the date of this letter that would alter the opinions rendered in this letter.

        This opinion is limited to the matters set forth in this letter, and no opinion may be inferred or implied beyond the matters expressly contained in this letter. Except as expressly set forth in this letter, these opinions are being rendered solely for the benefit of the addressees of this letter and their permitted successors, participants and assigns. These opinions may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the addressees (including their permitted successors, participants and assigns) or to a regulator in connection with an examination of the addressees by such governmental authority, without our prior written consent; provided, however, that we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
FOLEY & LARDNER LLP
By:	/s/ FOLEY & LARDNER LLP

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  Exhibit 5.32